NSAR ITEM 77O

VK High Income Corporate Bond Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

1           Rogers Cable Inc.   Citigroup   1,700,000     0.486%    6/16/03


2	    PG&E Corp.Sr.Secured  Lehman Bro. 1,625,000     0.003%   6/27/03
                                      Notes due 2008

3           Eircom Funding     Deutsche Banc  1,845,000     0.007%   8/1/03

4           Graphic Packing    Goldman Sachs  2,615,000    0.006%    8/1/03

5           Dynergy Holding    Credit Suisse  1,730,000    0.003     8/1/03

Underwriters for #1
JP Morgan
Morgan Stanley Dean Witter & Co.
RBC Capital Markets
Scotia Capital
TD Securities
CIBC World Markets
BMO Nesbitt Burns
SG Cowen

Underwriters for #2
Citigroup
Goldman Sachs & Co.
Banc One Capital Markets, Inc.

Underwriters for #3
Deutsche Bank
Barclays Capital
Goldman Sachs International
Citigroup
Morgan Stanley
Davy Stockbrokers
The Royal Bank of Scotland
Barclays Capital
Davy Stockbrokers

Underwriters for #4
Goldman Sachs & Co.
JPMorgan
Citigroup
Deutsche Bank Securities
Morgan Stanley
Credit Suisse First Boston
Banc of America Securities LLC
ABN AMBO Incorporated

Underwriters for #5
Credit Suisse First Boston
Banc of America Securities LLC
Citigroup
Lehman Brothers
Morgan Stanley
JPMorgan
ABN AMRO Incorporated
Deutsche Bank Securities
Banc One Capital Markets, Inc.
SG Cowen
Credit Lyonnais Securities (USA)
TD Securities